EXHIBIT 10.32

THE PNC FINANCIAL SERVICES GROUP, INC.

DIRECTORS DEFERRED COMPENSATION PLAN

(As amended and restated effective January 1, 2012)

1.	Definitions

In this Plan, except where the context otherwise indicates, the following definitions apply:

1.1. Account means an unfunded deferred Compensation bookkeeping account established in the name of an Outside Director pursuant to the Plan.

1.2. Beneficiary Designation Form means a form provided by the Corporation that an Outside Director completes and submits to the Department in order to make or amend his or her beneficiary designation pursuant to the Plan.

1.3. Board means the Board of Directors of the Corporation.

1.4. Change in Control means the occurrence of an event that is both (a) a change in control as defined in the most recent stock options granted by the Corporation to any of its non-employee directors and (b) a change in ownership or effective control of the Corporation or a change in the ownership of a substantial portion of the Corporation’s assets, as such terms are defined under Internal Revenue Code Section 409A, and its corresponding Treasury Regulations and related guidance.

1.5. Committee means the committee appointed by the Board to administer the Plan, all of the members of which are non-employee directors as defined in Rule 16b-3(b)(3)(i) under the Exchange Act or any similar successor rule. Unless otherwise determined by the Board, the Nominating and Governance Committee of the Board will be the Committee.

1.6. Common Stock means the common stock, par value $5.00 per share, of the Corporation.

1.7. Compensation means cash compensation for services performed as an Outside Director, including without limitation, retainer and meeting fees.

1.8. Corporation means The PNC Financial Services Group, Inc. or any successor thereto.

1.9. Department means the Corporation’s Corporate Secretary Department.

1.10. Effective Date means January 1, 2008. Any amendment to the Plan pursuant to Section 13.8 will be effective as of the date such amendment is so approved or as of such later date as may be specified by the Board or the Committee when amending the Plan.

1.11. Election Form means a form provided by the Corporation that an Outside Director completes and submits to the Department in order to participate in the Plan and/or to make permitted deferral, payment, and investment option elections pursuant thereto.

1.12. Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.13. Fair Market Value of a share of Common Stock on a given date means an amount equal to the fair market value of a share of Common Stock as determined pursuant to a reasonable method adopted by the Committee in good faith for such purpose that uses actual transactions in Common Stock as reported by a national securities exchange or the Nasdaq National Market. In the absence of a method of valuation specifically adopted by the Committee, the Fair Market Value of a share of Common Stock on a given date will mean the closing price of a share of Common Stock on the New York Stock Exchange for that date as reported in the Wall Street Journal.

1.14. Internal Revenue Code means the Internal Revenue Code of 1986, as amended.

1.15. Outside Director means a member of the Board who is not, as of the date he or she earned Compensation, an officer as defined in Rule 16a-1(f) under the Exchange Act or any similar successor rule, or employee of the Corporation or a Subsidiary.

1.16. Plan means The PNC Financial Services Group, Inc. Directors Deferred Compensation Plan, as amended from time to time.

1.17. Retirement means the date on which an Outside Director ceases, for any reason, to be a member of the Board or, if later, the date of the Outside Director’s “separation from service,” as such term is defined under Internal Revenue Code Section 409A and its corresponding Treasury Regulations and related guidance.

1.18. Subsidiary means a corporation, bank, partnership, business trust, limited liability company or other form of business organization that is a subsidiary of the Corporation under generally accepted accounting principles.

1.19. Valuation Date means March 31, June 30, September 30, and December 31 of each year, except as otherwise provided in Section 5.4. If any of the preceding dates is not a date on which the New York Stock Exchange is open for business, then the Valuation Date will be the next preceding date on which the New York Stock Exchange is open for business.

2.	Purpose; Eligibility

The Plan is intended to provide each Outside Director with the ability to defer receipt of Compensation to assist in attracting, retaining, and motivating Outside Directors of outstanding ability.

Each Outside Director (including a Committee member) who is serving on the Effective Date of the Plan, or is elected or appointed and duly qualified thereafter, is eligible to participate in the Plan.

3.	Administration; Committee Determinations

The Plan will be administered by the Committee or by the Committee Chair in the exercise of such authority as the Committee may delegate to him or her from time to time.

In addition to any other powers granted to the Committee, it will have the following powers, subject to the express provisions of the Plan:

(a) to construe and interpret the Plan;

(b) to make all other determinations and take all other actions necessary or advisable for the administration of the Plan; and

(c) to delegate to officers or managers of the Corporation or any Subsidiary the authority to perform administrative functions under the Plan.

Any determinations made or actions taken by the Committee pursuant to this Section 3 or pursuant to any other provision of the Plan will be made or taken by the Committee in its sole discretion and will be final, binding and conclusive for all purposes on all parties, including without limitation, the Outside Directors and their designated beneficiaries.

4.	Establishment and Termination of Accounts

4.1. The Corporation will establish an Account in the name of an Outside Director as of the later of the date on which he or she (a) is elected or appointed and duly qualified to serve on the Board and (b) submits to the Department an Election Form to participate in the Plan.

4.2. Deferred Compensation will be credited to the Outside Director’s Account as of the date that it would otherwise have been payable to the Outside Director had he or she not elected to defer such Compensation pursuant to the Plan.

4.3. The Corporation will terminate an Account promptly following the distribution of all amounts from the Account.

5.	Deferral and Payment Elections

5.1. Elections. Outside Directors will have the right at any time to elect to participate in the Plan, to designate the portion of Compensation that they wish to defer, to elect the time and manner of payment of their deferrals, to elect the investment vehicle for amounts credited to their Accounts prior to payment, and to designate a beneficiary or beneficiaries to receive unpaid Account balances in the event of the Outside Director’s death.

5.2. Deferred Amount and Payment Election. Each outside Director will have the right to complete an Election Form specifying the amount of Compensation to be deferred and the time and manner of payment of such deferral. For an Election Form to be effective for Compensation earned in a particular calendar year, the Election Form must be completed and submitted to the Department prior to January 1 of such year. Notwithstanding the previous sentence, in the calendar year in which an Outside Director first becomes an Outside Director, the Outside Director must complete and submit an Election Form to the Department within 30 days of such person’s becoming an Outside Director, and such Election Form will only be effective for Compensation earned after the Election Form is received by the Department.

Once submitted and effective for a calendar year, a deferred amount and payment Election Form will remain in effect for Compensation earned thereafter in that particular year. It will also be effective as to the deferral of Compensation earned in succeeding years and the payment thereof unless and until such deferred amount and payment election is revoked with respect to Compensation earned in such future years or a new deferred amount and payment election is made that supersedes such election with respect to Compensation earned in such future years. Such revocation or superceding deferred amount and payment election must be in writing and will be effective with respect to Compensation earned beginning in the first calendar year that commences after such writing is delivered to the Department.

On the Election Form, the Outside Director will have the right to designate the amount of Compensation to be deferred, which must be expressed as a percentage of Compensation per calendar year. If the Outside Director designates a percentage of Compensation less than 100%, such percentage will be applied to each of his or her Compensation payments and the designated percentage will be deferred while the Outside Director will receive the remainder in cash in the ordinary course.

The Outside Director will also have the right to elect, on the same Election Form, the time and manner of payment of the deferred Compensation to which the Election Form applies, together with investment amounts credited thereon.

Time of Payment. The Outside Director may elect payment beginning either (1) on Retirement or (2) on a specified date (which may be either before or after Retirement).

Manner of Payment. The Outside Director may elect payment either (1) in a lump sum or (2) in a designated number of annual installments, not to exceed 10 annual installments.

If no valid payment election is made, payment will be made in a lump sum within 90 days after such Outside Director’s Retirement.

5.3. Subsequent Elections. Notwithstanding anything to the contrary in the Plan, at any time earlier than 12 months prior to the date on which a payment of all or a portion of an Account would be payable, an Outside Director may elect to extend the payment date(s) for all of his or her Account (if all of the Account would otherwise be payable no earlier than 12 months from the election date), or for a portion of his or her Account (if such portion would otherwise be payable no earlier that 12 months from the election date), provided that: (1) such modified payment date(s) are at least five years after the date(s) on which payment would otherwise have been made; (2) such election is not effective for one year after it is made; and (3) such modified payment date(s) are on or after the earlier of the Outside Director’s expected Retirement date or the date that he or she reaches the age of 72.

For the sake of clarity, this Section 5.3 will permit an Outside Director to extend the payment date(s) (a) for his or her entire Account, (b) on all of the Compensation deferred in any particular year, or (c) on each annual installment payment, if so elected.

5.4. Change in Control. Notwithstanding anything in the Plan to the contrary, upon the occurrence of a Change in Control: (a) each Account under the Plan for which a value has not already been fixed in accordance with the Plan will be valued as of the time immediately prior to the Change in Control (which will be deemed to be the applicable Valuation Date); and (b) for each Account under the Plan with a balance outstanding at the time the Change in Control occurs, the entire balance of the Account will be paid out, in cash, to the current or former Outside Director or designated beneficiary, as the case may be, as soon as administratively practicable, but no later than 30 days after the occurrence of the Change in Control.

6.	Beneficiary Designations

Each Outside Director will have the right to designate, on a Beneficiary Designation Form provided by the Corporation, one or more beneficiaries to receive any unpaid amounts in his or her Account, in accordance with the Plan, in the event of the Outside Director’s death. If the Outside Director has not made a valid beneficiary designation, the default beneficiary designation will be the Outside Director’s surviving spouse, or if none, the Outside Director’s estate.

In the event of the Outside Director’s death, the designated beneficiary will receive (or, if the Outside Director has specified multiple beneficiaries, the surviving designated beneficiaries will receive in equal shares) payment of such unpaid amounts at the same time and in the same manner as the Outside Director would have received such amounts had he or she survived, except as set forth in the following sentence. In the event that a designated beneficiary survives the Outside Director but dies before receiving payment of all amounts in the Account due to that beneficiary, the beneficiary’s estate will receive such unpaid amounts in a lump sum within 90 days after the beneficiary’s death. The estate of a beneficiary who has predeceased the Outside Director will have no claim to payments under the Plan.

An Outside Director will have the right to amend his or her beneficiary designations at any time upon completing, signing, dating, and submitting a new Beneficiary Designation Form to the Department. Amendments or terminations to beneficiary designations will be effective immediately upon the Department’s receipt of a properly completed, executed, and dated Beneficiary Designation Form.

7.	Account Investment Options

Outside Directors will have the right at any time to elect in writing, on a deferral account investment option Election Form provided by the Department, the investment vehicle or vehicles for amounts credited to their Accounts, provided that an Outside Director who retires from the Board may amend (or his or her designated beneficiary may amend) such investment option elections no more than once per year.

Investment option elections may be made or amended by submitting a properly completed, executed and dated deferral account investment option Election Form to the Department or other person designated on the Election Form.

Amounts credited to an Outside Director’s Account will be based on one of the following two investment options. The Outside Director may elect one investment vehicle for the entire Account, or may elect different investment options for different portions of his or her Account. The PNC Stock Investment Option will be the default investment option election under any circumstances where there is not a valid investment election that otherwise applies.

(a) PNC Stock Investment Option. The value on any given date of the portion of the Account for which this investment option has been selected will be the then Fair Market Value of (i) the number of shares (including fractional shares) of Common Stock (“Phantom Shares”) that could have been purchased at Fair Market Value with the deferred Compensation on the date the Compensation would otherwise have been paid to the Outside Director, plus (ii) a number of Phantom Shares equal to the number of shares (including fractional shares) of Common Stock that could have been purchased had all cash dividends that would have been paid on a number of shares of Common Stock equal to the then aggregate number of Phantom Shares described in clause (i) and this clause (ii) been used to purchase additional shares of Common Stock at Fair Market Value on each dividend payment date. Phantom Shares are also subject to adjustment for capital changes pursuant to Section 8.

(b) PNC Interest Rate Option. The value on any given date of the portion of the Account for which this investment option has been selected will be determined by (i) the amount of deferred Compensation in the PNC Interest Rate Option portion of the Account, plus (ii) the aggregate of all investment amounts on such portion of the Account, where each quarter there is credited to the Account an investment amount equal to the balance of such portion of the Account at the end of the calendar quarter (including in such balance all previously credited investment amounts and all previous deferrals plus deferred Compensation amounts added during or at the end of the quarter) times a rate equal to the 10-year U.S. Treasury Note rate as reported in the Wall Street Journal for the last week of the previous calendar quarter (converted to a quarterly rate), or such similar rate as may be selected by the Committee if there is no such 10-year U.S. Treasury Note rate at that time.

8.	Capital Adjustments

Upon the occurrence of a corporate transaction or transactions (including, without limitation, stock dividends, stock splits, spin-offs, split-offs, recapitalizations, mergers, consolidations or reorganizations of or by the Corporation (each, a “Corporate Transaction”)), the Committee shall make those adjustments, if any, to the number, class or kind of Phantom Shares in the Accounts, or shall make such other adjustments, if any, to the amounts in the Accounts using the PNC Stock Investment Option vehicle, in either case as the Committee deems appropriate, in its discretion, to reflect the Corporate Transaction(s) such that the rights of the Outside Director (or designated beneficiary of a deceased Outside Director) are neither enlarged nor diminished as a result of such Corporate Transaction(s). All determinations hereunder shall be made by the Committee, in its sole discretion, and shall be final, binding and conclusive for all purposes on all parties, including without limitation the Outside Director or his or her designated beneficiaries. The Corporation shall determine the manner in which any fractional Phantom Shares will be treated.

9.	Account Statements

A statement will be sent, no less frequently than once a quarter, to each current or former Outside Director with a balance in his or her Account as of the most recent

Valuation Date. Such statement will (1) list the value of the PNC Interest Rate Option portion of the Account, if any, as of such Valuation Date and (2) list the aggregate number of Phantom Shares in the PNC Stock Investment Option portion of the Account, if any, and show the aggregate Fair Market Value of such Phantom Shares as of such Valuation Date. The Corporation’s officers may also provide such additional statements, if any, as they may deem appropriate from time to time.

10.	Payment of Account Balances

10.1. All payments from an Account will be made solely in cash. Payment will commence on or before 30 days after the Valuation Date immediately following the specified beginning payment date, and the amount to be paid will be based on the Account balance on such Valuation Date.

If an Outside Director elected the annual installment payment option, the amount of each installment to be paid will be determined by dividing the balance in the Account to be paid in the form of installments by the number of installments remaining to be paid. The balance remaining in an Account subject to installment payouts will continue to be credited with additional investment amounts in accordance with the applicable Investment Option elections. Each annual installment payment following the first annual installment payment will be paid on or before 30 days after the Valuation Date immediately following each subsequent anniversary of the specified beginning payment date, except as otherwise provided in Section 6 upon the death of a designated beneficiary after beginning to receive payments from the Account but before all amounts due to that designated beneficiary have been paid.

10.2. In the event of an unforeseeable emergency that is a severe financial hardship to an Outside Director resulting from (a) an illness or accident of the Outside Director, the Outside Director’s spouse, the Outside Director’s designated beneficiary, or the Outside Director’s dependent (as defined in Internal Revenue Code Section 152, without regard to Internal Revenue Code Sections 152(b)(1), (b)(2), and (d)(1)(B)), (b) loss of the Outside Director’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster), or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Outside Director, an Outside Director may file a notice with the Department to be presented to the Committee, advising it of the circumstances of the unforeseeable emergency, and requesting a withdrawal of such Outside Director’s Account or a portion of the Account. The Committee, in its sole discretion, will make determinations as to what constitutes an unforeseeable emergency.

A withdrawal by an Outside Director on account of an unforeseeable emergency will have no effect on any amounts remaining in such Outside Director’s Account, and will not have any effect on any current or future deferral after the withdrawal. Withdrawals of amounts because of such unforeseeable emergency will only be permitted to the extent reasonably necessary to satisfy the unforeseeable emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such unforeseeable emergency is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, or (ii) by liquidation of the Outside Director’s assets, to the extent the liquidation of such assets would not itself cause a financial hardship.

11.	Effective Date of the Plan

The Plan is effective as of January 1, 2008. For the sake of clarity, Compensation deferred on and after January 1, 2008 is to be administered in accordance with this Plan. Compensation deferred on and after January 1, 2005 through December 31, 2007 is to be administered in accordance with The PNC Financial Services Group, Inc. Directors Deferred Compensation Plan, as amended and restated effective April 27, 2004, and Internal Revenue Code Section 409A, and its corresponding proposed and final Treasury Regulations and related transition guidance, where applicable. Compensation deferred before January 1, 2005 is to be administered in accordance with The PNC Financial Services Group, Inc. Directors Deferred Compensation Plan, as amended and restated effective April 27, 2004, or any other plan documents in effect at the time the Compensation was deferred.

12.	Indemnification of Committee

In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee will be indemnified by the Corporation against the reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Compensation deferred hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Corporation.

13.	Miscellaneous Provisions

13.1. No Right or Obligation of Continued Service. Nothing contained herein will entitle an Outside Director to continue to serve as a member of the Board or require an Outside Director to continue to provide services as a member of the Board. The termination of an Outside Director’s service as a member of the Board will have no effect on his or her rights hereunder, except as otherwise provided herein.

13.2. No Shareholder Rights. The sole interest of an Outside Director hereunder will be the right to receive the cash payments provided for herein as and when the same becomes due and payable. An Outside Director will have no rights as a shareholder of the Corporation with respect to any portion of the Compensation credited to his or her Account.

13.3. Nonalienability. Except for the withholding of any tax under applicable law, no Compensation or other amount credited to an Account or any amount payable at any time hereunder will be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment or other legal process, or encumbrance of any kind (including as the result of any domestic relations order). Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such Compensation or amount, whether currently or hereafter payable, will be void. Except as otherwise specifically provided by law, no Compensation or amount payable hereunder will, in any manner, be liable for or subject to the debts or liabilities of an Outside Director or designated beneficiary.

13.4. Withholding. Payments made by the Corporation hereunder will be subject to any applicable tax withholding requirements and to such other deductions as are required at the time of such payment under any income tax or other law, whether of the United States or any other jurisdiction.

13.5. Headings. Headings used herein are included solely for convenience of reference and shall not alter the meaning or interpretation of any of the provisions of the Plan.

13.6. Successors. The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume the Corporation’s obligations hereunder in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place. The Plan will inure to the benefit of and be enforceable by each Outside Director and each Outside Director’s personal or legal representatives, designated beneficiaries, executors, administrators, successors, heirs, distributees, devisees and legatees.

13.7. Status as Unsecured Creditor; Funding of Payments. All Account balances will constitute unsecured contractual obligations of the Corporation. In the sole discretion of the Corporation, the Corporation or any of its affiliates may establish or maintain a nonqualified grantor trust and make contributions thereto for the purpose of providing a source of funds to make payments hereunder as they become due and payable; provided, however, that no such trust will result in an Outside Director or any designated beneficiary being required to include in gross income for federal income tax purposes any amounts payable hereunder prior to the date of actual payment. Notwithstanding the establishment or maintenance of any such trust, Outside Directors’ and their designated beneficiaries’ rights hereunder will be solely those of a general unsecured creditor of the Corporation.

13.8. Termination and Amendment of Plan. The Plan may be terminated or amended at any time by the Board upon the recommendation of the Committee, or by the Committee, without the consent of any current or former Outside Director for whom an Account has been established, provided that any termination or amendment will be of general application to all Outside Directors participating in the Plan (and their designated beneficiaries) and will not, without the specific written consent of any such Outside Director (or designated beneficiary) adversely affect: (a) any Compensation or other amount theretofore credited to an Account; or (b) the right of an Outside Director (or designated beneficiary) to receive all amounts due and payable with respect to an Account. Any amendment to or termination of the Plan pursuant to this Section 13.8 will be effective as of the date such amendment or termination is so approved or as of such later date as may be specified by the Board or the Committee when so amending or providing for the termination of the Plan.

Notwithstanding anything in the Plan to the contrary, there will be no additional deferrals under the Plan following a Change in Control.

13.9. Governing Law. The Plan will be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without reference to its conflicts of laws provisions.

13.10. Compliance with Law. This Plan is intended to comply with applicable law. Without limiting the foregoing, the Plan is intended to comply with the applicable requirements of Internal Revenue Code Section 409A, and will be administered in accordance with Internal Revenue Code Section 409A and its corresponding Treasury Regulations and related guidance to the extent that Internal Revenue Code Section 409A applies to the Plan. Notwithstanding anything in the Plan to the contrary, distributions from the Plan may only be made in a manner, and upon an event, permitted by Internal Revenue Code Section 409A and its corresponding Treasury Regulations and related guidance. If any payment or benefit cannot be provided or made at the time specified herein without incurring penalties under Internal Revenue Code Section 409A, then such benefit or payment will be provided in full at the earliest time thereafter when such penalties will not be imposed. To the extent that any provision of the Plan would cause a conflict with the applicable requirements of Internal Revenue Code Section 409A, or would cause the administration of the Plan to fail to satisfy the applicable requirements of Internal Revenue Code Section 409A, such provision shall be deemed null and void to the extent permitted by applicable law.